Exhibit 99.1

Investor Relations (303) 691-4350 Investor@aimco.com Elizabeth Coalson Vice President Investor Relations (303) 691-4327
APARTMENT INVESTMENT AND MANAGEMENT COMPANY ANNOUNCES
RESULTS OF SECOND QUARTER 2008 SPECIAL DIVIDEND ELECTIONS
DENVER, COLORADO, August 28, 2008
Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today the results of the stockholders’ elections relating to Aimco’s second quarter 2008 special dividend declared by its Board of Directors on July 18, 2008. The special dividend of $3.00 per share of Class A Common Stock is payable on August 29, 2008, to stockholders of record on July 28, 2008. Aimco’s Class A Common Stock began trading “ex-dividend” for the special dividend on July 24, 2008.
A portion of the special dividend in the amount of $0.60 per share represents payment of the regular dividend for the quarter ended June 30, 2008, and a portion represents an additional dividend payment in the amount of $2.40 per share associated with taxable gains arising from property dispositions in 2008.
Aimco expects the special dividend to be a taxable dividend to its stockholders, without regard to whether a particular stockholder receives the dividend in the form of cash or shares. It therefore allows Aimco to satisfy its REIT distribution requirement while preserving cash for other corporate purposes, including share repurchases.
The terms of the special dividend, including the ability of shareholders to elect to receive the special distribution in the form of cash or shares of Aimco’s Class A Common Stock, and a limitation on the aggregate amount of cash to be included in the special dividend, were described in detail in the prospectus filed with the Securities and Exchange Commission on July 28, 2008. The cash or stock elections were required to be exercised prior to 5:00 p.m. (EDT) on August 20, 2008.
Based on stockholder elections, the special dividend will consist of approximately $51.4 million in cash and approximately 5.7 million shares of its Class A Common Stock. The number of shares included in the special distribution is calculated based on the $35.84 average closing price per share of Aimco’s Class A Common Stock on the New York Stock Exchange on August 21 and 22, 2008. Summarized results of the special dividend elections are as follows:
•	To stockholders electing to receive the special dividend in all stock, Aimco will pay the dividend in stock.

•	To stockholders electing to receive the special dividend in all cash, Aimco will pay the dividend in the form of $0.70506 per share in cash and $2.29494 per share in stock.

•	To stockholders failing to make an election, Aimco will pay the special dividend in the form of $0.60 per share in cash and $2.40 per share in stock.

•	Aimco will pay fractional shares in the form of cash.

If your shares are held through a bank, broker or nominee, and you have questions regarding the special dividend, please contact such bank, broker or nominee. If you are a registered stockholder and you have questions regarding the special dividend, you may call Aimco’s transfer agent, Computershare Trust Company, N.A., at (781) 575-2879 or (800) 733-5001.
Aimco is a real estate investment trust headquartered in Denver, Colorado that owns and operates a geographically diversified portfolio of apartment communities. Aimco, through its subsidiaries and affiliates, is the largest owner and operator of apartment communities in the United States with 1,114 properties, including 188,672 apartment units, and serves approximately 750,000 residents each year. Aimco’s properties are located in 46 states, the District of Columbia and Puerto Rico. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.